EXHIBIT 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT, dated as of May 19, 2020 (this “Agreement”), is hereby made by and between Ashland Global Holdings Inc., a Delaware corporation (the “Company”), and Peter J. Ganz (the “Consultant”).

WHEREAS, the Consultant will retire as Senior Vice President, General Counsel and Secretary of the Company on December 31, 2020; and

WHEREAS, the Company desires that the Consultant provide certain consulting services to the Company in order to permit the Company to avail itself of the expertise, knowledge and experience of the Consultant and the Consultant desires to provide such services to the Company, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Consulting Period; Termination.

(a)The Consultant shall perform the services hereunder for a period commencing on January 1, 2021 (the “Commencement Date”) and ending on December 31, 2022 (the “Expiration Date”), unless such services are earlier terminated in accordance with this Agreement.  The period beginning on the Commencement Date and ending on the date the Consultant’s services hereunder are terminated in accordance with this Agreement is referred to as the “Consulting Period”.

(b)The Company and the Consultant may each terminate the Consulting Period and this Agreement at any time and for any reason upon thirty days’ notice to the other party (such earlier date, the “Early Termination Date”).

2.Services to be Provided.  During the Consulting Period, the services to be provided by the Consultant shall consist of advising the Company, upon the Company’s reasonable request, on matters the Consultant is familiar with as a result of his employment with the Company, and the Consultant shall primarily interact with the Chief Executive Officer or the General Counsel of the Company in the performance of his services hereunder.  Unless otherwise specifically and mutually agreed between the Company and the Consultant, the Consultant shall not provide legal advice to the Company on any matters, including those relating to the Executive’s period of employment with the Company.  The Consultant’s services to the Company under this Agreement shall not preclude, or interfere with, the Consultant’s acceptance of or engagement in full-time employment during the Consulting Period. During the Consulting Period, the Consultant shall not be required to provide more than eight (8) hours of service per week, or such other limited time commitment which would not preclude the occurrence of a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”)) upon his retirement from the Company on December 31, 2020.

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3.Compensation; Expenses.

(a)RSUs.

(i)For his services during the Consulting Period, the Consultant shall receive a grant of time-vested, cash-settled restricted stock units (each, an “RSU”), which shall be granted under the Ashland Global Holdings Inc. 2018 Omnibus Incentive Plan (the “Plan”) or granted as a stand-alone award with other terms identical to those of the Plan.  Each RSU shall represent the right to receive, to the extent vested, an amount in cash equal to the Fair Market Value (as defined in the Plan) on the applicable Settlement Date (as defined below) of one share (a “Share”) of Company common stock (such Fair Market Value, the “Settlement Price”).  The RSUs shall be granted effective as of January 1, 2021, and the aggregate number of RSUs granted shall be determined by dividing (x) $1,000,000 by (y) the Fair Market Value of one Share on the last trading day preceding the date of grant.

(ii)The RSUs shall vest and be settled as follows:

(x)50% of the RSUs (the “Tranche 1 RSUs”) shall vest on December 31, 2021, subject to the Consultant’s continued provision of services hereunder through such date, unless otherwise provided herein.  To the extent vested, each Tranche 1 RSU shall be settled by the Company’s payment to the Consultant in a single lump sum, on January 15, 2021 (the “Tranche 1 Settlement Date”), an amount in cash equal to the applicable Settlement Price.

(y)The remaining 50% of the RSUs (the “Tranche 2 RSUs”) shall vest on December 31, 2022, subject to the Consultant’s continued provision of services hereunder through such date, unless otherwise provided herein. To the extent vested, each Tranche 2 RSU shall be settled by the Company’s payment to the Consultant in a single lump sum, on January 14, 2022 (the “Tranche 2 Settlement Date” and, together with the Tranche 1 Settlement Date, the “Settlement Dates”), an amount in cash equal to the applicable Settlement Price.

(iii)If the Company terminates the Consulting Period prior to the Expiration Date, then all the RSUs shall immediately vest.

(iv)If the Consultant terminates the Consulting Period prior to the Expiration Date, then a pro-rata portion of the RSUs shall immediately vest, with the remaining portion of the RSUs immediately forfeited.

(x)If the Consultant terminates the Consulting Period prior the first anniversary of the Commencement Date, then such portion shall be equal to (x) the aggregate number of Tranche 1 RSUs and

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Trache 2 RSUs multiplied by (y) a fraction, the numerator of which is the number of months elapsed between the Commencement Date and the Early Termination Date (rounded up to the nearest full month) and the denominator of which is 24.

(y)If the Consultant terminates the Consulting Period after the first anniversary of the Commencement Date but prior to the Expiration Date, then such portion shall be equal to (x) the aggregate number of Tranche 2 RSUs multiplied by (y) a fraction, the numerator of which is the number of months elapsed between the first anniversary of the Commencement Date and the Early Termination Date (rounded up to the nearest full month) and the denominator of which is 12.

(v)In the event that the Consulting Period expires prior to the Expiration Date and all or a portion of the RSUs vest pursuant to Section 3(a)(iii) or 3(a)(iv) of this Agreement, such RSUs shall continue to be settled on the Settlement Date applicable to each such RSU.  The Settlement Price for each such RSU shall be determined as provided in this Section 3.

(vi)The terms and conditions of the RSUs shall be set forth in an award agreement to be provided to the Consultant prior to the grant date thereof.  Such award agreement shall generally be consistent with the Company’s current form of cash-settled restricted stock unit agreement (including with respect to dividend equivalents), except as provided herein, but shall not include any non-competition or other restrictive covenants.

(b)The Consultant shall be reimbursed for the reasonable out-of-pocket costs and expenses which he incurs in performing his services hereunder, in accordance with the expense reimbursement policies of the Company for its senior executives as in effect from time to time, and the Consultant shall document or substantiate such expenses to the reasonable satisfaction of the Company.

(c)The Consultant shall not be eligible for or entitled to participate in any employee benefit plan, policy or arrangement of the Company or its affiliates or receive any benefits or conditions of employment available to employees of the Company or its affiliates as a result of this Agreement or the Consultant’s services hereunder.

(d)Promptly after the Expiration Date or Early Termination Date, as applicable, the Consultant shall be entitled to reimbursement of incurred but unreimbursed expenses through such date in accordance with this Section 3.

4.Change of Control.  During the Consulting Period (or, if an Early Termination Date has occurred, while any RSUs remain outstanding pursuant to Section 3 of this Agreement), if a “Change of Control” (as defined in the Plan) occurs, then this Agreement shall immediately and automatically terminate and any then-unvested RSUs shall automatically vest.  Settlement of such RSUs shall be made assuming that the applicable Settlement Price is the final trading price

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per Share prior to the consummation of such Change of Control.  Payment for each such RSU shall continue to be made on the Settlement Date applicable to such RSU, except that, in the event such Change of Control constitutes a “change in control event” within the meaning of Section 409A, payment shall instead be made within 10 days following the consummation of such Change of Control.

5.Indemnification.  Except with respect to matters described in Section 8 of this Agreement, during the Consulting Period (and thereafter, to the extent relating to services provided during the Consulting Period), the Company shall indemnify the Consultant to the fullest extent permitted by law, against all threatened, pending or completed actions, suits, claims, arbitrations, alternative dispute mechanisms, inquiries, administrative or legislative hearings, investigations, or any other actual, threatened or completed proceedings including any and all appeals (each, a “Proceeding”), by any third party whatsoever (including the Company) to which he is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), and all liability, loss, cost, expense (including reasonable legal expenses) or damage whatsoever (each, a “Loss”) relating thereto where the Proceeding in any way relates to or concerns or is connected with the provision of services under this Agreement; provided, however, that there shall be no indemnification hereunder with respect to any Loss resulting from a Proceeding brought by the Company and its affiliates based on the gross negligence or willful misconduct of the Consultant in the performance of his services hereunder.

6.Independent Contractor Status.  During the Consulting Period, the Consultant shall be an independent contractor with respect to the Company, and there shall not be implied any relationship between the Consultant on the one hand, and the Company or its affiliates, on the other hand, of employer-employee, partnership, joint venture, principal and agent or the like by this Agreement.  Subject to the terms of this Agreement, the Consultant shall have full and complete control over the manner and method of rendering his services hereunder. The Consultant shall not have any authority to act as an agent of the Company and its affiliates, and the Consultant shall not represent to the contrary to any person.  Under no circumstances shall the Consultant have or claim to have power of decision hereunder in any activity on behalf of the Company, nor shall the Consultant have the power or authority hereunder to obligate, bind or commit the Company in any respect.  The Consultant shall not make any management decisions on behalf of the Company or undertake to commit the Company to any course of action in relation to third persons.

7.Assignment; Binding Agreement.  This Agreement is personal to the Consultant and shall not be assignable by the Consultant, and any attempted assignment of this Agreement shall be null and void ab initio.  This Agreement shall inure to the benefit of and be enforceable by the Consultant’s heirs, successors, assigns and legal representatives. This Agreement shall inure to the benefit of and be binding upon and enforceable by the Company, its successors and assigns.

8.Taxes.   To the extent consistent with applicable law, the Company shall not withhold or deduct from any amounts payable under this Agreement any amount or amounts in respect of income taxes or other employment taxes of any other nature on behalf of the Consultant.  The Consultant shall be solely responsible for the payment of any Federal, state, local or other income and/or self-employment taxes in respect of the amounts payable to the

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Consultant under this Agreement and shall hold the Company and its affiliates and their officers, directors and employees harmless from any liability arising from the Consultant’s failure to comply with the foregoing provisions of this sentence.

9.Confidential Information.  During the Consulting Period and thereafter, the Consultant shall hold all Confidential Information (as defined herein) in the strictest confidence and will not, without the Company’s prior written consent, disclose, divulge or reveal it to any person whomsoever, or use it for any purpose other than the exclusive benefit of the Company. For purposes of this Agreement, “Confidential Information” shall mean include financial and business information such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies, customer information, customer identities, names and addresses, customer services and customer products, methods, procedures, devices and other means used by the Company, or any of its subsidiaries and affiliates, in the conduct of its business; marketing plans and strategies; innovative programs and services; acquisition or divestiture plans and strategies; data processing computer programs, databases, formulae, software codes, secret processes, financial products and adaptations thereto; inventions, research projects, and all other matters of a technical nature; names and addresses of the vendors and suppliers used by the Company, or any of its subsidiaries and affiliates; financial arrangements with the vendors and suppliers, and vendor and supplier representatives responsible for entering into contracts with the Company, or any of its subsidiaries and affiliates; information with respect to the finances, budgets, funding, investments, costs, and similar financial information of the Company, or any of its subsidiaries and affiliates; information regarding clients of Company, or any of its subsidiaries and affiliates, including but not limited to their names, service and product histories, and addresses, and referrals to prospective clients; and information with respect to the experience, qualifications, abilities and job performance of employees of the Company, or any of its subsidiaries and affiliates. Confidential Information can be in any form including but not limited to, oral, written or machine readable, including electronic files. Notwithstanding the above, except with respect to personally identifiable information about individuals obtained during the Consulting Period, which shall always be treated as Confidential Information, Confidential Information shall not include any information that is in the public domain, through no unauthorized act on the part of the Consultant; or which was rightfully in the Consultant’s possession free of any obligation of confidence at or subsequent to the time it was communicated to the Consultant by the Company.

(a)Notwithstanding anything in this Section 9 to the contrary, this Agreement is not intended to, and shall not, limit or restrict the Consultant from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (“Section 21F”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing Confidential Information to the SEC, to the extent permitted by Section 21F; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F.

(b)Furthermore, the Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (i) in confidence to a Federal, state or local

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government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

10.Amendment; Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Consultant and by a duly authorized officer of the Company.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement.  No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time, or any subsequent time.

11.Entire Agreement.  This instrument contains the entire agreement of the parties hereto with respect to the subject matter hereof, and except as otherwise set forth herein and in the Separation Agreement between the Company and the Consultant, dated May [●], 2020, supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof; provided that any other agreement between the Consultant and either the Company, any of its affiliates or any of their respective successors or assignors concerning noncompetition, nonsolicitation of customers or employees, nondisclosure of information or ownership of intellectual property rights, in each case, shall remain in full force and effect and the provisions thereof shall apply independent of, and in addition to, this Agreement.

12.Notices.  Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

If to the Consultant, to Peter J. Ganz at the address most recently on file with the Company.

If to the Company, to:

Ashland Global Holdings Inc.

8145 Blazer Drive

Wilmington, Delaware 19808

Attention: General Counsel

Telephone: 302-995-3000

Email: ywinkler@ashland.com

with a copy to:

Cravath, Swaine & Moore LLP

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825 Eighth Avenue

New York, New York 10019

Attention:  Eric W. Hilfers, Esq.

Telephone:  212-474-1000

Email: ehilfers@cravath.com

Any notice delivered personally, by courier, or by registered or certified mail, postage prepaid, return receipt requested, under this Section 12 shall be deemed given on the date delivered, and any notice sent by facsimile shall be deemed given on the date transmitted by facsimile, with satisfactory transmission acknowledged.

13.Severability.  If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the minimum extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14.Survival.  The rights and obligations of the Company and the Consultant under the provisions of this Agreement shall survive and remain binding and enforceable, notwithstanding any termination of the Consultant’s services hereunder, to the extent necessary to preserve the intended benefits of such provisions.

15.Resolution of Disputes; Governing Law. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the Center for Public Resources’ Model ADR Procedures and Practices, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any cost of arbitration shall be paid by the Company. Notwithstanding the foregoing, the Company shall not be restricted from seeking equitable relief in the appropriate forum. This Agreement shall be governed in all respects by the laws of the State of Delaware.

16.Costs of Proceedings.  Except as provided in Section 15 of this Agreement, each party shall pay its own costs, legal, accounting and other fees and all other expenses associated with entering into and enforcing its rights under this Agreement.

17.Headings.  The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

18.Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile of PDF), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party

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executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

19.Construction.  As used in this Agreement, words such as “herein”, “hereinafter”, “hereby” and “hereunder”, and words of like import, refer to this Agreement as a whole, unless the context requires otherwise.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

20.Section 409A.  It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A.  Each amount payable under this Agreement shall be treated as a separate payment for purposes of Section 409A.  Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the reimbursements provided to the Consultant under this Agreement during any calendar year shall not affect the reimbursements to be provided to the Consultant under the relevant section of this Agreement in any other calendar year, and the right to such reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.  Further, in the case of reimbursement payments, reimbursement payments shall be made to the Consultant as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written to be effective on the date hereof.

Ashland Global Holdings Inc.

/s/ Guillermo Novo
Name: Guillermo Novo
Title: Chairman and CEO

CONSULTANT

/s/ Peter J. Ganz
Peter J. Ganz

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